Exhibit 99.1
Tower Announces Planned Retirement of Chief Financial Officer;
Appoints New Senior Vice President and Chief Financial Officer
NEW YORK — November 19, 2009 — Tower Group, Inc. (“Tower”; NASDAQ: TWGP) announced today that William E. Hitselberger will join Tower on December 8, 2009 as Senior Vice President and will become Chief Financial Officer effective March 15, 2010. He will succeed Francis M. Colalucci, who will retire from his position as Chief Financial Officer effective March 15, 2010 and from Tower’s Board of Directors when his term expires on May 12, 2010.
Michael Lee, President and Chief Executive Officer of Tower, stated, “Frank has been a tremendous asset to Tower since 2002, played a key role in our initial public offering in 2004, and has successfully led our financial team over the years. We thank him for his many contributions and wish him well in his upcoming retirement. We are also pleased to welcome Bill Hitselberger to our senior management team. We believe Bill’s excellent qualifications, experience and leadership skills will enable him to make this transition successful and contribute significantly to our company.”
Mr. Hitselberger has served as Chief Financial Officer of PMA Capital Corporation since June 2002. Prior to that, he served as Vice President and Chief Financial Officer of the PMA Insurance Group from 1998 to 2002 and as Vice President of the PMA Insurance Group from 1996 to 1998. Mr. Hitselberger served in various positions at the Continental Corporation from 1986 to 1996. He began his career at KPMG Peat Marwick in 1980. A graduate of the Wharton School at the University of Pennsylvania with a Bachelor of Science degree in accounting, Mr. Hitselberger is a Certified Public Accountant and Chartered Financial Analyst.
About Tower Group, Inc.
Tower Group, Inc. offers diversified property and casualty insurance products and services through its operating subsidiaries. Its insurance company subsidiaries offer insurance products to individuals and small to medium-sized businesses through its network of retail and wholesale agents and specialty business through program underwriting agents. Tower’s insurance services subsidiaries provide underwriting, claims and reinsurance brokerage services to other insurance companies.
For more information visit Tower’s website at
http://www.twrgrp.com/
Contact Information:
Thomas Song
Managing Vice President
Tower Group, Inc.
212-655-4789
tsong@twrgrp.com